Exhibit 10(d)

ARRANGEMENTS WITH NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

LAWRENCE PERLMAN
818 WEST 46TH STREET
SUITE 201
MINNEAPOLIS, MINNESOTA 55419-4841
612/824-5259

CONFIDENTIAL

January 12, 2005

Mr. William L. Mansfield
The Valspar Corporation
1101 Third Street South
Minneapolis, Minnesota 55415

Dear Bill:

On behalf of the Valspar Board of Directors, I am offering you the position of President and Chief Executive Officer of Valspar. Following are the terms of the offer.

Title

      President and Chief Executive Officer

Board Membership

        Election to Board at the first meeting of the Board of Directors after commencement of CEO position

Salary

        $800,000 – per annum, effective commencement date

Bonus Opportunity for Fiscal 2005

        Same as current CEO (110% at target; with 137.5% maximum)

Stock Option Grant

        125,000 shares under current Valspar Plan, issued on commencement date

Restricted Stock Grant

        10,000 shares under current Valspar Plan, issued on commencement date and vesting at the end of three years

Physical Exam

        Mayo Clinic executive physical (spouse as well) on a bi-annual basis beginning in 2005

William L. Mansfield	January 12, 2005

Other

– Continued participation in all applicable Valspar benefit plans – All reasonable business expenses including club membership as appropriate

SERP

A Supplemental Executive Retirement Plan designed to provide additional retirement benefits on retirement at or after age 60, tied to a percentage of final average pay and offset by other Valspar retirement plan benefits.

Non-Compete

Industry-wide for three years following termination of employment and a non-solicitation of employees agreement covering all activities for the same period.

This letter represents all of the terms of this offer. Please indicate your acceptance by signing the enclosed counterpart of this letter.

Very truly yours,	Accepted

/s/ Lawrence Perlman	/s/ William L. Mansfield

Lawrence Perlman	William L. Mansfield January 12, 2005